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             [LETTERHEAD OF POWELL, GOLDSTEIN, FRAZER & MURPHY LLP]

                                November 18, 1999

Triarc Consumer Products Group, LLC
Triarc Beverage Holdings Corp.
Arby's Building and Construction Company
c/o Triarc Companies, Inc.
280 Park Avenue
New York, NY 10017

      Re: Registration Statement on Form S-4

Ladies and Gentlemen:

      In connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Triarc Consumer Products Group, LLC, a Delaware limited liability company ("TCPG"), Triarc Beverage Holdings Corp., a Delaware corporation (the "Co-Issuer" and, together with TCPG, the "Issuers"), and certain other subsidiaries of the Issuers (the "Guarantor Subsidiaries" and, together with the Issuers, the "Co-Registrants") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act, we have been requested to render our opinion as to certain legal matters relating to Arby's Building and Construction Co., a Georgia corporation (the "Guarantor"). Capitalized terms used in this opinion and not otherwise defined shall have the respective meanings ascribed to them in the Registration Statement.

      The Registration Statement relates to the registration under the Act of the Issuer's $300,000,000 aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2009 (the "Exchange Notes") and the guaranties of the Exchange Notes by the Guarantor Subsidiaries (the "Subsidiary Guaranties"), including the guaranty as set forth in the Indenture (the "Guarantee") by the Guarantor as set forth in the Indenture dated as of February 25, 1999 (as amended , the "Indenture"), among the Issuers, the Guarantor Subsidiaries party to it and The Bank of New York, as trustee (the "Trustee"). The Exchange Notes are to be offered in exchange for the Issuers' outstanding 10 1/4 % Senior Subordinated Notes due 2009 (the "Existing Notes") issued and sold by the Issuers on February 25, 1999 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Issuers in accordance with the terms of the Indenture.





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POWELL, GOLDSTEIN, FRAZER & MURPHY LLP

       Triarc Consumer Products Group, LLC
       Triarc Beverage Holdings Corp.
       November 18, 1999
       Page 2

      In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction of the following documents (collectively, the "Documents"):

      (i)   the Indenture included as Exhibit 4.2 to the Registration Statement;
            and

      (ii) corporate minutes of Guarantor dated February 18, 1999, which among other things, pertain to the authorization and execution of the Indenture, including the Guarantee, by the Guarantor.

      In addition, we have examined: (i) those corporate records of the Guarantor as we have considered appropriate, including the certificate of incorporation, as amended, and by-laws, as amended, of the Guarantor, as in effect on the date of this letter (collectively, the "Organizational Documents"); and (ii) those other certificates, agreements and other documents as we deemed relevant and necessary as a basis for the opinions expressed below.

      In our examination of the Documents and in rendering our opinions, we have assumed, without independent investigation and with your permission, (i) the genuineness of all signatures, the legal capacity of all natural persons and the incumbency of all directors and officers executing documents on behalf of Guarantor, (ii) the authenticity of all documents submitted to us as originals,
(iii) the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, (iv) the authenticity of all the latter documents, (v) that all certifications of public officials regarding corporate matters examined by us were properly issued, were true, complete and accurate at the date of issuance and remain so at the date hereof, and (vi) that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we examined are accurate and complete at the date hereof and (vii) that the Guarantor does not conduct any business in the state of Georgia of such a nature so as to cause it to be bound by laws, rules or regulations not applicable to Georgia business corporations generally.

      Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

      1. The Indenture and the Guarantee have been duly authorized, executed and delivered by the Guarantor.

      2. The due authorization, execution and delivery by the Guarantor of the Indenture and the Guarantee and the consummation by the Guarantor of the transactions contemplated by the Indenture and the Guarantee do not violate or result in a breach of or default under the Organizational Documents or the laws of the State of Georgia.





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POWELL, GOLDSTEIN, FRAZER & MURPHY LLP

       Triarc Consumer Products Group, LLC
       Triarc Beverage Holdings Corp.
       November 18, 1999
       Page 3

      Our opinions expressed above are limited to the laws of the State of Georgia, and the judicial decisions interpreting the same, however we express no opinion regarding state securities or blue sky laws. Our opinion is rendered only as of the date of this letter and is given with respect to the laws, and the rules, regulations and orders under them, that are currently in effect. We assume no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances occurring after the date hereof that would alter the opinions contained herein. This opinion may be relied upon only by you and by your counsel, Paul, Weiss, Rifkind, Wharton & Garrison, in connection with the delivery of its legal opinion concerning the validity of the Exchange Notes and the Subsidiary Guaranties.

                                      Very truly yours,

                                      /s/ POWELL, GOLDSTEIN, FRAZER & MURPHY LLP

                                      POWELL, GOLDSTEIN, FRAZER & MURPHY LLP